CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in Form SB-2 being filed under the Securities Exchange Act of 1934 by Bio-Aqua Systems, Inc. Corporation of our report dated February 26, 1999, relating to our audits of the supplemental consolidated financial statements of Bio-Aqua Systems, Inc. as of December 31, 1998 and 1997 and appearing in the aforementioned Form SB-2.




SPEAR, SAFER, HARMON & CO.
Certified Public Accountants


Miami, Florida
June 22, 1999